FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	December 2, 2009

Plantronics Announces Completion of the Sale of Altec Lansing to Prophet Equity

SANTA CRUZ, CA – December 2, 2009 - Plantronics, Inc. (NYSE: PLT) today announced its sale of Altec Lansing, the Audio Entertainment Group (“AEG”) segment, to an affiliate of Prophet Equity LP, a Southlake, Texas based private equity firm for consideration of approximately $16.2 million in cash, net of liabilities assumed, and subject to certain adjustments following the closing.  The transaction was completed effective December 1, 2009.  The change in the consideration from $18 million as previously announced to $16.2 million reflects the change in the estimated value of net assets being delivered at closing together with the negotiated after-tax value of income in November.

Under the terms of the sale, Plantronics will retain certain Altec Lansing assets and liabilities, including accounts receivable, accounts payable and certain other liabilities.  As a result, Plantronics expects these net assets to result in additional operating cash flow once the retained working capital assets are monetized in fiscal 2010.  Plantronics will also retain assets and/or the use of certain assets with strategic value, including the right to use the Altec Lansing brand for specific music applications for two years.

As a result of the sale of Altec Lansing, Plantronics expects all future and historical AEG segment results to be reported as discontinued operations in its financial statements beginning in the third quarter of fiscal 2010.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that the Company expects that the net assets realized from the sale of Altec Lansing will result in additional operating cash flow once the retained working capital assets are monetized in fiscal 2010.

There are important factors that could cause actual results to differ materially from those anticipated by any such statements.  These risks include, but are not limited to:  (1) failure to achieve the anticipated levels of cash flow due to lower sales, increased costs, higher inventories, slow collection of accounts receivable or other factors; (2) economic conditions in the domestic and international markets; (3) our ability to realize our UC plans and to achieve the financial results projected to arise from UC adoption; and (4) volatility in prices from our suppliers, including our manufacturers located in China.   Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

For more information concerning these and other possible risks, please refer to the Company’s Annual Report on Form 10-K filed May 26, 2009, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About Plantronics

Plantronics is a world leader in personal audio communications for professionals and consumers. From unified communication solutions to Bluetooth headsets, Plantronics delivers unparalleled audio experiences and quality that reflect our nearly 50 years of innovation and customer commitment. Plantronics is used by every company in the Fortune 100 and is the headset of choice for air traffic control, 911 dispatch and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics and the logo design are trademarks or registered trademarks of Plantronics, Inc.  All other trademarks are the property of their respective owners.

About Prophet Equity

Prophet Equity is a private equity firm that uses proven, data-driven analytical techniques coupled with over 100 years of investment and management experience to invest in, unlock and realize future value today.  Partnering with owners and management teams, Prophet Equity’s team utilizes a toolkit that is Fortune 500 tested and private equity proven to diagnose and drive dramatic value creation.  Portfolio company management teams are highly motivated with clear, uncapped incentives based on realized business performance.

Over the last decade alone, Prophet’s Principals have invested and managed approximately $300 million of control equity in entities with over $2.5 billion in revenue. Their control equity investments focus on lower and middle market companies with strategically strong businesses with significant value creation potential, such as those found in partnerships, corporate carve-outs, divestitures and non-strategic businesses of larger companies. Representative business situations include special situations, succession planning, recapitalizations, reorganizations, turnarounds, acquisitions, mergers and bankruptcies.  For more information, please visit www.prophetequity.com or call us at +1.817.898.1500.

About Altec Lansing

For more than 70 years, Altec Lansing has been viewed among audiophiles as one of the world’s most valuable and innovative audio brands and boasts a unique history of innovation that includes the introduction of first talkie film speakers, the first iPod docking station and the first “Works with iPhone” speaker system. Altec Lansing makes a wide range of audio systems for the home and office; a line of headphones for personal listening; and the popular line of inMotion speaker systems for portable digital players. Altec Lansing LLC  is headquartered in Milford, PA.

For more information on Altec Lansing or to purchase one of our award winning products, please visit www.alteclansing.com or call us at +1.866.570.5702.

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PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098